Exhibit 99.1

cesca therapeutics REPORTS SECOND QUARTER FISCAL 2016 RESULTS AND PROVIDES A STATUS UPDATE TO INVESTORS

Management will Hold a Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

RANCHO CORDOVA, CA – February 16, 2016 – Cesca Therapeutics Inc. (NASDAQ: KOOL, the “Company”), an autologous cell-based regenerative medicine company, today reported financial results for the second quarter of fiscal 2016 and provided an update to investors. The update included details of the closing of the previously announced $15 million strategic investment made in the Company by the Boyalife Group (“Boyalife”), a discussion of the scope of Boyalife’s healthcare-related business interests and an update on the status of Cesca’s FDA approved Phase III pivotal trial for the treatment of “no-option” patients with critical limb ischemia (CLI).

The Boyalife Financing

On February 3, 2016, the Company announced that Boyalife had agreed to invest $15.0 million in the Company (the “Boyalife Financing”), enabling the Company to repay currently outstanding senior secured convertible debentures, retire associated Series B Warrants and fund the Company’s ongoing operations and strategic initiatives.

Today, the Company reported that the Boyalife Financing had closed, that the Company had received aggregate cash proceeds of $15.0 million and that it had paid off the outstanding debentures held by its existing senior secured lender. The Company also reported that, following receipt of the payment, the lender exercised Series B warrants under the cashless exercise provision for 2.5 million shares of common stock. All remaining and unexercised Series B Warrants have since been surrendered to the Company and terminated.

“I am delighted that this transaction has now closed”, commented Robin C. Stracey, Cesca’s CEO. “In Boyalife we have a well-funded and strategically-oriented investment partner that sees great value-creation potential in our clinical programs and is committed to our success. We have only just begun to explore the potential synergies and opportunities for accelerated growth that may result from their involvement”, he added.

Second Quarter Fiscal 2016 Financial Results

The Company reported that net revenues for the three months ended December 31, 2015 were in line with expectations at $3.3 million, compared to $4.6 million for the three months ended December 31, 2014. The decrease was primarily due to the fact that the Company sold three BioArchive systems in the three months ended December 31, 2014 but did not ship any in the current quarter. Revenues from the Res-Q product line also decreased following notification by the Company to its US distributor that it would not allow further automatic extensions, thereby terminating the distribution agreement effective March 31, 2016.

Gross profit was $1.0 million or 31% of net revenues for the three months ended December 31, 2015, compared to $1.5 million or 33% for the corresponding fiscal 2015 period. Gross profit margin was broadly consistent with prior year despite the decrease in revenues, primarily because of lower personnel overhead costs attributable to the Company’s September 2015 restructuring initiative.

Operating expenses for the quarter ended December 31, 2015 were $3.0 million, compared to $5.9 million for the same period in the prior year. The expense reduction was primarily due to lower legal fees mainly associated with settling certain patent litigation cases in fiscal 2015, a decrease in stock based compensation and lower personnel costs due to the September 2015 restructuring initiative.

Net loss for the quarter ended December 31, 2015 was $0.6 million, compared to $4.4 million for the same prior year period. The reduction in net loss of $3.8 million was attributable to the decrease in operating expenses as already described and a non-cash benefit associated with the fair value change of derivatives instruments, partially offset by a non-cash loss on cashless exercise of warrants. The derivative instruments are associated with the senior secured convertible debentures and warrants sold during the first fiscal quarter and the benefit is the result of a lower stock price at the end of the current quarter.

Adjusted EBITDA loss was $1.7 million for the quarter ended December 31, 2015 compared to $3.6 million for the same period in the prior year. The decrease in the adjusted EBITDA loss was the result of the decreased loss from operations as already described.

Cash and cash equivalents were $2.9 million as of December 31, 2015.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. This financial measure is not a measure of financial performance under U.S. GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance. The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to update investors and review the second quarter fiscal 2016 financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“Cesca”

To listen to the audio webcast of the call during or after the event, please visit http://cescatherapeutics.com/investors/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:

Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	10081105

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development, and commercialization of autologous cell-based therapeutics for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products. These include:

The SurgWerks™ with VXP Platform - proprietary, indication-specific stem cell therapy kits and associated devices, for use at the point-of-care in treating vascular and orthopedic diseases.

The CellWerksTM Platform - a proprietary stem cell laboratory system for processing target cells used in the treatments of oncological and hematological disorders.

The AutoXpress® Platform (AXP®) - a proprietary automated device that with companion sterile blood processing disposables for harvesting stem cells from cord blood.

The MarrowXpress® Platform (MXP®), a derivative product of the AXP and its accompanying disposable bag set, for the isolation and concentration of stem cells from bone marrow.

The BioArchive® System, an automated cryogenic device used by cord blood banks for the cryopreservation and storage of cord blood stem cell specimens for future use in approved regenerative medicine procedures.

Forward Looking Statement

Some of the statements contained in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future performance and include statements about the timing and structure of the proposed financing, repayment of our existing debt and termination of the remaining Series B warrants and the future relationship between the Company and Boyalife Group, as well as other statements that can be identified by the use of the forward looking terminology such as “may,” “will,” or similar terms, variations of such terms, or the negative of such terms. These forward-looking statements are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Contact:
Cesca Therapeutics Inc.
http://www.cescatherapeutics.com

Investor Contact: Kirin Smith, PCG Advisory Group
+ 1-646-863-6519, or ir@cescatherapeutics.com

Media Contact: Sean Leous, PCG Advisory Group

+1-646-863-8998

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,942	$3,357
Accounts receivable, net	3,467	5,133
Inventories	3,986	4,598
Prepaid expenses and other current assets	336	163

Total current assets	10,731	13,251

Equipment, net	3,137	2,937
Goodwill	13,195	13,195
Intangible assets, net	21,045	21,295
Other assets	78	79

	$48,186	$50,757
Current liabilities:
Accounts payable	$4,424	$5,079
Other current liabilities	2,966	2,867

Total current liabilities	7,390	7,946

Long-term liabilities	8,605	7,909

Stockholders' equity	32,191	34,902

	$48,186	$50,757

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014

Net revenues	$3,294	$4,643	$6,117	$8,298

Cost of revenues	2,266	3,102	4,722	5,571

Gross profit	1,028	1,541	1,395	2,727

Expenses:

Sales and marketing	527	720	1,159	1,528

Research and development	646	1,542	1,743	3,019

General and administrative	1,823	3,632	4,375	5,820

Total operating expenses	2,996	5,894	7,277	10,367

Loss from operations	(1,968)	(4,353)	(5,882)	(7,640)

Fair value change of derivative instruments	2,180	--	3,606	--
Registration rights liquidated damages	(220)	--	(1,100)	--
Loss on cashless exercise of warrants	(564)	--	(564)	--
Other expense, net	(52)	(18)	(81)	(27)
Net loss	$(624)	$(4,371)	$(4,021)	$(7,667)

Net loss	$(624)	$(4,371)	$(4,021)	$(7,667)
Other comprehensive income:
Foreign currency translation adjustments	1	(37)	(24)	(69)
Comprehensive loss	$(623)	$(4,408)	$(4,045)	$(7,736)

Per share data:

Basic and diluted net loss per common share	$(0.02)	$(0.11)	$(0.10)	$(0.19)

Shares used in computing per share data	41,384,666	40,303,628	40,968,454	40,289,170

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Six Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,021)	$(7,667)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	659	667
Stock based compensation expense	304	676
Amortization of debt discount and issue costs	62	--
Change in fair value of derivative	(3,606)	--
Loss on cashless exercise of warrants	564	--
Net change in operating assets and liabilities:
Accounts receivable, net	1,634	114
Inventories	568	157
Prepaid expenses and other current assets	(299)	(83)
Other assets	--	5
Accounts payable	(626)	(404)
Accrued payroll and related expenses	(243)	361
Deferred revenue	(322)	(181)
Other liabilities	832	486

Net cash used in operating activities	(4,494)	(5,869)

Cash flows from investing activities:
Capital expenditures	(602)	(455)

Net cash used in investing activities	(602)	(455)

Cash flows from financing activities:
Proceeds from convertible debentures, net	4,720	--
Payments on capital lease obligations	(27)	(16)
Repurchase of common stock	(5)	(80)

Net cash provided by (used in) financing activities	4,688	(96)

Effects of foreign currency rate changes on cash and cash equivalents	(7)	(34)
Net decrease in cash and cash equivalents	(415)	(6,454)

Cash and cash equivalents at beginning of period	3,357	14,811
Cash and cash equivalents at end of period	$2,942	$8,357

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Loss from operations	$(1,968)	$(4,353)	(5,882)	$(7,640)

Add:

Depreciation and amortization	294	345	659	667

Stock-based compensation expense	(39)	392	304	676

Adjusted EBITDA loss	$(1,713)	$(3,616)	$(4,919)	$(6,297)